Exhibit 99

GORMAN-RUPP REPORTS RECORD 2014 FINANCIAL RESULTS

Mansfield, Ohio – February 6, 2015 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the fourth quarter and year ended December 31, 2014.

Net sales during the fourth quarter of 2014 increased 14.6% to a record $105.0 million compared to $91.6 million during the same period in 2013. Domestic sales increased 18.9% or $11.2 million and international sales increased 6.7% or $2.2 million compared to the fourth quarter of 2013. Sales in water end markets increased 13.7% or $8.9 million and sales in non-water end markets increased 16.9% or $4.5 million during the quarter.

The fourth quarter increase in water end market sales was largely due to additional sales in the fire protection market of $4.2 million driven primarily by international sales and additional sales in the construction market of $1.4 million principally for pumps for rental businesses. Also, sales increased $2.9 million in the municipal market primarily due to large volume pumps related to flood control, partially offset by decreased sales for smaller infrastructure projects. Increased sales in non-water markets during the fourth quarter of 2014 were primarily due to added shipments for the industrial market of $5.1 million related to fracking and the contribution from the recent acquisition of Bayou City Pump Company.

Net sales for the year ended December 31, 2014 were a record $434.9 million compared to $391.7 million for the year 2013, an increase of 11.0%. Domestic sales increased 16.1% or $41.3 million while international sales were up 3.2% on a constant currency basis but were largely offset by currency translation of $2.4 million. Sales increased 10.4% or $28.6 million in water end markets primarily due to additional sales in the municipal market of $20.0 million driven by large volume pumps related to wastewater and flood control. Also, sales increased in the construction market by $6.1 million principally for pumps for rental businesses and for oil and gas drilling support within North America, and in the fire protection market by $3.8 million driven primarily by domestic sales. These increases were largely offset by lower agriculture market sales of $4.3 million driven by wet weather conditions in several domestic regions. Sales increased 12.5% or $14.7 million for the year ended December 31, 2014 in non-water markets primarily due to additional shipments of $13.3 million for the industrial market related to fracking and $8.5 million from the recent acquisition of Bayou City Pump Company.

Gross profit was $25.0 million for the fourth quarter of 2014, resulting in gross margin of 23.8% compared to 23.4% for the same period in 2013. Operating income was $11.2 million, resulting in operating margin of 10.6% for the fourth quarter of 2014 compared to 8.9% for the same period in 2013. The gross margin and operating margin for the fourth quarter of 2013 were reduced by 50 and 70 basis points, respectively, due to a non-cash pension settlement charge which did not recur in the fourth quarter of 2014.

Net income was $7.9 million during the fourth quarter of 2014 compared to $7.2 million in the fourth quarter of 2013 and earnings per share were $0.30 and $0.28 for the respective periods. The fourth quarter of 2013 included a non-recurring asset sale gain of $0.06 per share offset by $0.01 per share due to a non-cash pension settlement charge, both of which did not recur in the fourth quarter of 2014.

Gross profit was a record $107.6 million in 2014 resulting in gross margin of 24.7% compared to 23.9% for 2013. Operating income also was a record $53.3 million resulting in operating margin of 12.3% for 2014 compared to 10.7% in 2013. The gross margin and operating margin for 2013 were reduced by 70 and 110 basis points, respectively, due to a non-cash pension settlement charge which did not recur in 2014.

Net income for 2014 was a record $36.1 million compared to $30.1 million for 2013 and earnings per share were $1.38 and $1.15 for the respective years. Earnings per share for 2013 included a reduction of $0.10 due to a non-cash pension settlement charge offset by $0.06 per share for a non-recurring asset sale gain, both of which did not recur in 2014. Currency translation negatively impacted earnings in 2014 by $0.01 per share.

The Company’s backlog of orders was $160.7 million at December 31, 2014 compared to $182.2 million a year ago and $170.0 million at September 30, 2014. The decrease in backlog from a year ago is principally due to record shipments during 2014, including approximately $14.4 million related to the Permanent Canal Closure

Project (“PCCP”) to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project. Excluding the PCCP project, incoming orders increased 12.3% in 2014 compared to 2013. Approximately $43.2 million of the PCCP project remain in the December 31, 2014 backlog total and are expected to be shipped by the end of 2015.

Cash and cash equivalents totaled $24.7 million and short-term bank debt was $12.0 million at December 31, 2014. The Company generated $68.5 million in earnings before interest, taxes, depreciation and amortization during 2014 and invested $14.1 million in buildings and machinery and equipment. Capital additions in 2015 are expected to be $18-$20 million. Working capital rose $6.6 million from December 31, 2013 to $135.1 million at December 31, 2014.

Jeffrey S. Gorman, President and CEO said, “Our fourth quarter results were strong and contributed significantly to another record year of revenue and earnings for the Company accomplished through increased sales in all markets except agriculture. Our notable increases were in municipal projects, construction including rental sales, and fire pump systems. Operationally we continued to perform well during our growth demonstrated by solid gross and operating margins.

“We are pleased with Patterson Pump Company’s performance on the PCCP project for which shipments of the large flood control pumps began this year and will be an even larger contributor in 2015. Also, 2015 results will include a complete year of our Bayou City Pump Company acquisition which adds market diversity for our petroleum handling products and services.

“We have not seen any major order cancellations, but the recent dramatic decline in the price of oil may have a negative impact in the near term on some of the markets we serve such as construction, including rental equipment, and fire protection. Also, there may be additional headwinds for 2015 due to continuing unfavorable exchange rate alignments compounded by ongoing international economic uncertainties.

“Although more cautious than a few months ago, we continue to believe we are well positioned for the year ahead based on our strong and flexible balance sheet, quality products and the diversity and depth of our markets.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates and changes in commodity pricing and capital and consumer spending; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the New Orleans flood control project, including any further revisions to the timing of shipments for the project; (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net sales	$104,974	$91,607	$434,925	$391,665
Cost of products sold	79,939	70,142	327,366	298,010

Gross profit	25,035	21,465	107,559	93,655

Selling, general and administrative expenses	13,864	13,355	54,254	51,734

Operating income	11,171	8,110	53,305	41,921

Other income (expense) - net	222	2,477	429	2,356

Income before income taxes	11,393	10,587	53,734	44,277
Income taxes	3,505	3,415	17,593	14,173

Net income	$7,888	$7,172	$36,141	$30,104

Earnings per share	$0.30	$0.28	$1.38	$1.15

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$24,746	$31,376
Accounts receivable - net	70,734	59,374
Inventories	94,760	89,946
Deferred income taxes and other current assets	9,201	8,593

Total current assets	199,441	189,289

Property, plant and equipment - net	133,964	131,189

Other assets	6,305	3,657

Goodwill and other intangible assets	39,927	31,503

Total assets	$379,637	$355,638

Liabilities and shareholders’ equity
Accounts payable	$17,908	$17,882
Short-term debt	12,000	9,000
Accrued liabilities and expenses	34,438	33,878

Total current liabilities	64,346	60,760

Pension benefits	4,496	—

Postretirement benefits	21,297	18,393

Deferred and other income taxes	7,531	12,345

Total liabilities	97,670	91,498

Shareholders’ equity	281,967	264,140

Total liabilities and shareholders’ equity	$379,637	$355,638

Shares outstanding	26,260,543	26,253,043